EXHIBIT (c)(2)

                                                                 CONFORMED COPY



                            STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT dated as of May 10, 1999 (this "Agreement") among ReSound Corporation, a California corporation (the "Company"), GN Great Nordic Ltd., a Danish corporation ("Parent"), and GN Acquisition Corporation, a California corporation and an indirect wholly owned subsidiary of Parent ("Merger Subsidiary").

                             W I T N E S S E T H:

         WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for (i) the commencement by Merger Subsidiary of an offer (the "Offer") to purchase any and all of the outstanding shares of the Company's common stock, par value $0.01 per share (the "Shares"), at a price of $8.00 per Share (or any higher price paid for each Share in the Offer, the "Offer Price"), and (ii) the subsequent merger of Merger Subsidiary with and into the Company (the "Merger"), whereby each Share then outstanding (other than Shares owned by Parent or any of its Subsidiaries or held by the Company and other than dissenting Shares) will be converted into the right to receive the Offer Price;

         WHEREAS, as a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, Parent and Merger Subsidiary have required that the Company agree, and in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Company has agreed, to grant to Merger Subsidiary certain options to purchase Shares upon the terms and subject to the conditions of this Agreement; and

         WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:


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                                   ARTICLE 1
                               THE TOP-UP OPTION

         SECTION 1.01. Grant of Top-Up Stock Option. Subject to the terms and conditions set forth herein, the Company hereby grants to Merger Subsidiary an irrevocable option (the "Top-Up Stock Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Merger Subsidiary, Parent and their Subsidiaries immediately following consummation of the Offer, shall constitute 90% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price; provided, however, that the Top-Up Stock Option shall not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance. The Company agrees to provide Parent and Merger Subsidiary with information regarding the number of Shares available for issuance on an ongoing basis.

         SECTION 1.02. Exercise of Top-Up Stock Option. (a) Merger Subsidiary may, at its election, exercise the Top-Up Stock Option in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below).

          (b) A "Top-Up Exercise Event" shall occur for purposes of this Agreement upon the Purchaser's acceptance for payment pursuant to the Offer of Shares constituting more than 50% but less than 90% of the Shares then outstanding on a fully diluted basis.

          (c) Except as provided in the last sentence of this Section 1.02(c), the "Top-Up Termination Date" shall occur for purposes of this Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date which is 20 business days after the occurrence of a Top-Up Exercise Event; (iii) the termination of the Merger Agreement; and (iv) the date on which Merger Subsidiary waives the Minimum Condition and accepts for payment the Revised Minimum Number of Shares.

         Notwithstanding the occurrence of the Top-Up Termination Date, Merger Subsidiary shall be entitled to purchase the Top-Up Option Shares if it has exercised the Top-Up Stock Option in accordance with the terms hereof prior to such occurrence, and the occurrence of the Top-Up Termination Date shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such date.



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          (d) In the event Merger Subsidiary wishes to exercise the Top-Up
Stock Option, Merger Subsidiary shall send to the Company a written notice (a "Top-Up Exercise Notice," the date of which notice is referred to herein as the "Top-Up Notice Date") specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Merger Subsidiary wishes to receive, the place for the closing of the purchase and sale pursuant to the Top-Up Stock Option (the "Top-Up Closing") and a date not earlier than one day nor later than ten business days from the Top-Up Notice Date for the Top-Up Closing; provided, however, that (i) the Top-Up Closing shall occur concurrently with the consummation of the Offer, (ii) if the Top-Up Closing cannot be consummated by reason of any applicable laws or orders, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated, and (iii) without limiting the foregoing, if prior notification to or approval of any governmental entity is required in connection with such purchase, Merger Subsidiary and the Company shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Merger Subsidiary confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.


                                   ARTICLE 2
                                    CLOSING

         SECTION 2.01. Conditions to Closing. The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Stock Option is subject to the following conditions:

          (a) any applicable waiting period under the HSR Act relating to the issuance of the Top-Up Option Shares hereunder shall have expired or been terminated; and

          (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Stock Option or the delivery of the Top-Up Option Shares in respect of any such exercise.


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         SECTION 2.02. Closing. (a) At the Top-Up Closing (i) the Company
shall deliver to Merger Subsidiary a certificate or certificates evidencing the applicable number of Top-Up Option Shares (in the denominations designated by Merger Subsidiary in the Top-Up Exercise Notice) and (ii) Merger Subsidiary shall purchase each Top-Up Option Share from the Company at the Offer Price. Payment by Merger Subsidiary of the purchase price for the Top-Up Option Shares may be made, at the option of Merger Subsidiary, by delivery of (i) cash by wire transfer or (ii) a promissory note, in form and substance reasonably satisfactory to the Company and in a principal face amount equal to the aggregate amount of the purchase price, which promissory note shall bear interest at a rate equal to 5% per annum and shall be payable in full with accrued interest five business days following written demand given by the Company to Merger Subsidiary or Parent at any time following the Effective Time.

          (b) The Company shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this
Section 2.02.

          (c) Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required including the legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

         It is understood and agreed that the foregoing legend shall be removed by delivery of substitute certificate(s) without such legend upon the sale of the Top-Up Option Shares pursuant to a registered public offering or Rule 144 under the Securities Act, or any other sale as a result of which such legend is no longer required.


                                   ARTICLE 3
                             ADDITIONAL AGREEMENTS

         SECTION 3.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Merger Subsidiary and the Company will use their reasonable best efforts to take, or cause to be taken, all actions and to do,


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or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         SECTION 3.02. Further Assurances. The Company shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Merger Subsidiary and Parent the power to carry out the provisions of this Agreement. If Merger Subsidiary shall exercise the Top-Up Stock Option granted hereunder in accordance with the terms of this Agreement, the Company shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further action as Merger Subsidiary or Parent may reasonably request to carry out the transactions contemplated by this Agreement.


                                   ARTICLE 4
                                 MISCELLANEOUS

         SECTION 4.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given as specified in Section 12.01 of the Merger Agreement.

         SECTION 4.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 4.03. Expenses. Except as otherwise provided herein or in
Section 12.04 of the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         SECTION 4.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their


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respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Top-Up Option Shares pursuant to this Agreement, but no such transfer or assignment will relieve Merger Subsidiary of its obligations under this Agreement.

         SECTION 4.05.  Governing Law.   This Agreement shall be governed by
and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

         SECTION 4.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 4.07. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

         SECTION 4.08. Entire Agreement. This Agreement, the Merger Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

         SECTION 4.09. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 4.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner


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materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 4.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.


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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            RESOUND CORPORATION


                                            By: /s/ Russell D. Hays
                                               --------------------------------
                                                Name:  Russell D. Hays
                                                Title: President and Chief
                                                       Executive Officer



                                            GN GREAT NORDIC LTD.


                                            By: /s/ Jorgen Lindegaard
                                               --------------------------------
                                                Name:  Jorgen Lindegaard
                                                Title: President and Chief
                                                       Executive Officer



                                            By: /s/ Jorn Kildegaard
                                               --------------------------------
                                                Name:  Jorn Kildegaard
                                                Title: Executive Vice President



                                            GN ACQUISITION CORPORATION


                                            By: /s/ Jorgen Lindegaard
                                               --------------------------------
                                                Name:  Jorgen Lindegaard
                                                Title: Vice President


                                            By: /s/ Jorn Kildegaard
                                               --------------------------------
                                                Name:  Jorn Kildegaard
                                                Title: Vice President


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